State of Delaware
Secretary of State
Division of Corporations
Delivered 05:43 PM 12/03/2012
FILED 03:40 PM 12/03/2012
SRV 121287162 - 2153848 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

VHGI Holdings, Inc. (the "**Corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is VHGI Holdings, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 1988.

SECOND: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing the proposed amendment be submitted to the stockholders of said Corporation for consideration thereof.

THIRD: This Amendment was approved by the written consent of stockholders in accordance with Section 228 of the DGCL, whereby the stockholders approved the proposal to amend the Certificate of Incorporation, which is set forth in Article Fourth below, to increase the authorized capital stock of the Corporation from 110,000,000 to 260,000,000 shares of capital stock, consisting of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

FOURTH: Article 4 of the Corporation's Certificate of Incorporation, as amended hereby, shall read in its entirety as follows:

> FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is Two Hundred Sixty Million (260,000,000), of which 250,000,000 shall be Common Stock, having a par value of $0.001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, having a par value of $0.001 per share.
>
> The Corporation redesignates one series of Preferred Stock, Class B, non-voting consisting of 300,000 authorized shares.
>
> In addition, the Board of Directors is hereby authorized to establish out of the authorized but unissued shares, additional series of the Preferred Stock and to fix and determine the relative rights and preferences of the shares of any series so established.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signature on following page

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Paul R. Risinger, its Chief Executive Officer, this 27th day of November, 2012.

By: ______________________

Paul R. Risinger
Chief Executive Officer

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